Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Wes Harris	Tommy Pruitt
Director, Investor Relations	Senior Director, Communications
Force Protection, Inc.	Force Protection, Inc.
843.574.3892	843.574.3866
wes.harris@forceprotection.net	tommy.pruitt@forceprotection.net

Force Protection Announces Financial Results for 2011 First Quarter

~Revenue of $141.4 Million and Breakeven EPS vs. Prior Year Revenue of $134.8 Million and $0.02 EPS~

~$501 Million in Funded Backlog at End of 2011 First Quarter~

~Q2 2011 Awards Provide Increased Visibility to Full Year Outlook of Revenue & Earnings Growth~

SUMMERVILLE, S.C. — May 9, 2011 — FORCE PROTECTION, INC. (NASDAQ:FRPT) today reported financial results for the three months ended March 31, 2011, including increased revenues as compared to the first quarter of 2010.  In addition, as a result of its funded backlog at March 31, 2011, and the significant contract awards it has secured in the 2011 second quarter, the Company announced solid visibility on its expectation of revenue and earnings growth for the 2011 full year.  Finally, the Company continues to make important progress on its business development initiatives and has added additional resources designed to promote its long-term success.

Financial Results

In the first quarter of 2011, the Company reported net sales of $141.4 million versus $134.8 million in the first quarter of 2010.  Contributing to the increase were higher vehicle and modernization sales, which were partially offset by lower spares and sustainment revenues.

Gross margin for the 2011 first quarter was 18.1 percent, as compared to 18.8 percent in the first quarter of 2010.  Contributing to the decrease was $9.5 million of revenue in the current year related to a claim settlement and a development contract, with both having minimal associated gross profit.  Also contributing to the decrease was $1.3 million related to a workforce reduction during 2011.  The combination of these two factors negatively impacted the gross margin for the 2011 first quarter by approximately 200 basis points.

The Company reported operating income of $150,000 in the first quarter of 2011 as compared to operating income of $1.8 million in the prior year period.  Contributing to the decrease was $2.3 million in workforce reduction and severance related costs in 2011, which includes the aforementioned $1.3 million impact to cost of sales.  Net loss for the first quarter of 2011 was $49,000, or breakeven results per share, as compared to net income of $1.1 million, or $0.02 per diluted share, for the 2010 first quarter.

On March 9, 2011, the Company announced that its board of directors had authorized the Company to repurchase up to $20 million of its common stock in the open market or in private transactions.  During the first quarter, the Company repurchased 228,125 shares of its common stock in the open market at a cost of $1.1 million.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “While our 2011 first quarter results were impacted by the timing of contract awards, we were pleased to end the quarter with more than $500 million in funded backlog.  Combined with the significant contract awards we have received to date during the second quarter of 2011, we are in a strong position to grow both revenue and earnings for the full year.  In addition, given our expectation for additional awards related to our currently fielded vehicle fleet and the progress we are making on our significant business development initiatives, we expect continued growth beyond 2011 levels.”

Financial Position, Backlog and Recent Significant Contract Awards

Net cash used in operating activities during the 2011 first quarter was $5.6 million, as compared to $10.5 million during the first quarter of 2010. The Company ended the first quarter of 2011 with cash of $141.2 million, inventories of $72.5 million, and accounts payable of $50.9 million.  In addition, accounts receivable was $96.7 million, including $49.4 million of earned but unbilled receivables.  Contributing to the $8.8 million decrease in the Company’s cash balance during the 2011 first quarter was payments of $7.5 million for 2010 estimated federal income tax and $1.1 million for the repurchase of Company stock on the open market.

Also at March 31, 2011, the Company had approximately $501 million in funded backlog, the majority of which is expected to be delivered during the final nine months of 2011.  The Company also noted that its funded backlog at the end of the 2011 first quarter was significantly higher than its approximate $214 million funded backlog balance as of March 31, 2010.

Since the end of the 2011 first quarter, the Company has secured a number of significant contract awards for vehicles and modernization products that collectively total approximately $200 million.  Deliveries under these contracts are expected to be substantially complete by the end of 2011, with the majority anticipated during the fourth quarter.

Randy Hutcherson, Chief Operating Officer of Force Protection, commented, “Our recent contract awards are representative of why we believe our customers will continue to invest in the necessary resources to protect troops and promote success on the battlefield.  The products and services we provide are designed to provide unsurpassed protection and sustainability, and we will continue to aggressively pursue requirements that support the near and long-term needs of our customers.”

Significant Business Development Initiatives

The Company continues to anticipate production will begin this summer under its $280 million contract with the United Kingdom’s Ministry of Defence (U.K. MoD) for its Light Protected Patrol Vehicle (LPPV) program.  Current activities are focused on a number of initiatives, including ongoing reliability growth trials.  The Company is also in discussion with the U.K. MoD concerning options beyond the current requirement of 200 Foxhound vehicles (the U.K. MoD’s name for the Company’s Ocelot), which are scheduled to be delivered beginning in the fall and concluding in the spring of 2012.

The Company is also making progress with the Ocelot in the Manufactured and Supported in Australia (MSA) option for the Land 121 Phase 4 program.  The two prototype variants the Company delivered in February are currently undergoing assessment and related trials.  This more than $1.3 billion program is designed to provide approximately 1,300 vehicles and trailers, as well as related long-term support, for Australia’s core fleet of military assets.  In addition to the MSA option, the Australian government has collaborated with the U.S. government on the development of the Joint Light Tactical Vehicle (JLTV).  The evaluation for the MSA option in the Land 121 program is currently scheduled to conclude later in 2011, at which point the Australian government is expected to make a decision on whether to continue with stage two MSA prototyping, JLTV or a combination of both options.

The Company’s Cougar 4x4 and 6x6 variants were down-selected in 2010 as potential solutions for Canada’s Tactical Armoured Patrol Vehicle (TAPV) program, which requires procurement for up to 600 vehicles and related long-term support services.  Consistent with LPPV and Land 121 MSA, the more than $1 billion TAPV program requires that primary manufacturing and supportability be completed in the host country.  The formal Request for Proposal (RFP) was issued in March, with responses to the RFP due by mid-July.  This will be followed by a multi-step evaluation process by the customer, with a contract award to the final selected bidder expected as early as the end of 2011.   To support its efforts, the Company has teamed up with Canadian-based CAE, which is a world leader in providing comprehensive in-service support solutions for the Canadian military and other defense forces around the globe.  Bolstered by CAE’s wide range of capabilities and experience, the Company believes its offering will be ideal for the Canadian military.

Complementing its new vehicle program efforts, as part of an experienced team, the Company continues its pursuit of the U.S. Army’s Route Clearance Vehicle MRAP Contractor Logistics Support Service program competitive requirement for the maintenance of its thousands of related vehicles.  The Company anticipates the issuance of the formal RFP for the program by next month, with a selection as to the preferred service provider by late 2011.  The Company continues to expect this multiyear program could be worth hundreds of millions of dollars annually to the chosen service provider.

Outlook

The combination of actual first quarter results, the portion of funded backlog at March 31, 2011 that is anticipated for delivery this year, and awards secured during the second quarter, provide solid visibility for the Company’s outlook of year-over-year growth in revenue and earnings in 2011.  The Company anticipates the majority of its 2011 sales and earnings will be recorded in the second half of the year, with the fourth quarter being the most financially significant.  Due to the timing of awards and investments in business development and research and development, the Company continues to expect its 2011 second quarter results will be challenging.

Mr. Moody concluded, “While we are clearly pleased that we continue to make significant progress in our current business and now enjoy solid visibility for 2011, we recognize the critical importance of planning for our future beyond Afghanistan.  Our strategic activities in this effort are multi-faceted, and our business development initiatives designed to secure procurement of core fleet vehicle requirements and multi-year service, sustainment and modernization programs remain a key component of our long-term strategy.

“As we execute against our plans, we are employing a balanced capital allocation approach that provides the necessary working capital to run the business and flexibility to pursue our critical internal and external growth initiatives, including opportunities to broaden the Company through strategic acquisitions and investments.  To enhance our efforts we have recently added key resources to the organization, including a senior strategic advisory group comprised of three recently-retired senior leaders of the militaries in which they served, as well as two new board of directors members that bring a wealth of international, public-company management and board experience.  We have also augmented our senior management team in the key area of human resources to ensure we have the optimal structure and programs in place to attract, retain and develop a best in industry employee base.  All of these efforts are designed to further transform Force Protection into an innovative, credible and viable long-term provider of survivability solutions.”

Conference Call Information

The Company will hold a conference call today at 4:30 p.m. Eastern Time to discuss its results.  The call will include comments from Michael Moody, Chairman and Chief Executive Officer; Charles Mathis, Chief Financial Officer; and, Randy Hutcherson, Chief Operating Officer.  A question and answer session will follow the management commentary portion of the call.

To listen to the call, dial 800.510.9661 (for international, dial 617.614.3452) five to ten minutes prior to the scheduled start time and provide passcode 46586946.  A live Webcast will also be available at that time on the Company’s website, www.forceprotection.net, under the “Investor Relations” section.  Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software.  A replay will be available two hours after the end of the call through midnight Monday, May 23, 2011.  To access the replay, dial 888.286.8010 (for international, dial 617.801.6888) and enter passcode 71486097, or visit the “Investor Relations” section of the Company’s website.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and the related variants of each, are designed specifically for reconnaissance and other operations and protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and products, including the Buffalo, Cougar, Ocelot and JAMMA vehicles; current backlog; anticipated awards and expected deliveries of Ocelot vehicles; the effect of the LPPV award for future growth; expectations for future programs, including Land 121, TAPV and Route Clearance Vehicle MRAP Contractor Logistics Support Service and the related timing of proposals and awards; modernization and spares and sustainment contracts and the effect of operations in Afghanistan; the ability to meet current and future requirements; the Company’s execution of its business strategy and strategic transformation, including its development initiatives and opportunities to broaden its platform; the effect of the Company’s undefinitized contracts; the Company’s expected financial and operating results, including its revenues, margin, earnings and cash flows, for future periods; and, the Company’s share repurchase program. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the three months ended March 31, 2011.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the three months ended
	March 31,
	2011	2010
	(In Thousands, Except Per Share Data)
Net sales	$141,406	$134,847
Cost of sales	115,791	109,458
Gross profit	25,615	25,389
General and administrative expenses	20,485	18,740
Research and development expenses	4,980	4,847
Operating income	150	1,802
Other (expense) income, net	(190)	73
Interest expense, net	(27)	(132)
(Loss) Income before income tax expense	(67)	1,743
Income tax benefit (expense)	18	(607)
Net (loss) income	$(49)	$1,136
(Loss) earnings per common share:
Basic	$—	$0.02
Diluted	$—	$0.02
Weighted average common shares outstanding:
Basic	69,048	68,671
Diluted	69,048	69,505

Force Protection, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	As of March 31,	As of December 31,
	2011	2010
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$141,167	$149,965
Accounts receivable, net	96,683	124,831
Inventories	72,484	90,110
Deferred income tax assets	12,343	12,336
Other current assets	45,836	41,520
Total current assets	368,513	418,762
Property and equipment, net	57,664	60,422
Investment in unconsolidated joint ventures	2,731	2,815
Other assets	979	705
Total assets	$429,887	$482,704

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$50,879	$94,593
Due to United States government	2,638	1,331
Advance payments on contracts	5,907	5,875
Other current liabilities	39,694	50,943
Total current liabilities	99,118	152,742
Deferred income tax liabilities	1,265	973
Other long-term liabilities	956	562
	101,339	154,277
Commitments and contingencies

Shareholders’ equity:
Common stock	71	71
Additional paid-in capital	263,608	262,451
Accumulated other comprehensive income (loss)	50	(88)
Treasury stock, at cost	(1,124)	—
Retained earnings	65,943	65,993
Total shareholders’ equity	328,548	328,427
Total liabilities and shareholders’ equity	$429,887	$482,704

Force Protection, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
	2011	2010
	(In Thousands)
Cash flows from operating activities:
Net (loss) income	$(49)	$1,136
Adjustments to reconcile net (loss) income to net cash used in operating activities —
Depreciation and amortization	4,149	3,972
Deferred income tax provision	209	93
Income tax effect realized from stock transactions	1	(12)
Stock-based compensation	1,143	1,018
Provision for inventory	955	473
Other	267	—
(Increase) decrease in assets —
Accounts receivable	28,148	7,192
Inventories	15,518	(4,379)
Other assets	(4,637)	(936)
Increase (decrease) in liabilities —
Accounts payable	(41,809)	(19,057)
Due to United States government	1,308	751
Advance payments on contracts	31	2,484
Other liabilities	(10,855)	(3,276)
Total adjustments	(5,572)	(11,677)
Net cash used in operating activities	(5,621)	(10,541)
Cash flows from investing activities:
Capital expenditures	(2,220)	(2,580)
Other	—	15
Net cash used in investing activities	(2,220)	(2,565)
Cash flows from financing activities:
Purchase of treasury stock	(1,124)	—
Proceeds from issuance of common stock	11	18
Income tax effect realized from stock transactions	(1)	12
Net cash (used in) provided by financing activities	(1,114)	30
Effect of foreign currency rate changes on cash	157	(75)
Decrease in cash and cash equivalents	(8,798)	(13,151)
Cash and cash equivalents at beginning of year	149,965	147,254
Cash and cash equivalents at end of period	$141,167	$134,103

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